For more information, please contact:
Bob Wilcox
Vice President Corporate Communications
(636) 728-3177

THERMADYNE HOLDINGS CORPORATION
ANNOUNCES PRICING OF OFFERING OF $175,000,000 OF SENIOR SUBORDINATED NOTES

     ST. LOUIS, MISSOURI — January 30, 2004 — Thermadyne Holdings Corporation announced today that it has priced its offering of $175 million in aggregate principal amount of 91/4 % Senior Subordinated Notes due 2014, previously announced as $165 million Senior Subordinated Notes. The notes will mature on February 1, 2014. Interest on the notes will be payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2004. The notes will be senior subordinated obligations of Thermadyne and will be guaranteed by each of Thermadyne’s U.S. subsidiaries that are also borrowers or guarantors under Thermadyne’s credit agreement.

     Thermadyne plans to use the net proceeds of the offering, together with approximately $20 million of new term loan borrowings under a proposed amendment and restatement to its credit agreement, to repay all outstanding borrowings under Thermadyne’s existing senior term loan facility and to reduce amounts outstanding under Thermadyne’s existing revolving credit facility.

     The offering and the amendment and restatement to the credit agreement are contingent upon each other and are expected to close on February 5, 2004.

     Thermadyne offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

     Thermadyne, headquartered in St. Louis, Missouri, is a leading multinational manufacturer of cutting and welding products and accessories.

     This press release contains statements that are forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. When used herein, the words “anticipates”, “expects”, “believes”, “goals”, “intends”, “plans”, or “projects” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.